Exhibit 5.3

August 27, 2020

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

Re:	JetBlue Airways Corporation 2019-1B Pass Through Trust

Pass Through Certificates, Series 2019-1B

Ladies and Gentlemen:

I am General Counsel of JetBlue Airways Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration No. 333-230007) (the “Registration Statement”) filed on March 1, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and in connection with the issuance and sale by the Company today of $115,584,000 face amount of Pass Through Certificates, Series 2019-1B (the “Certificates”) pursuant to the Underwriting Agreement, dated August 13, 2020 (the “Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters (collectively, the “Underwriters”) named in Schedule I to the Underwriting Agreement. The Certificates have been issued under the Pass Through Trust Agreement, dated as of November 12, 2019 (the “Basic Agreement”), between the Company and Wilmington Trust Company, as pass through trustee for the trust relating to the Certificates (the “Trustee”), as supplemented by the Trust Supplement No. 2019-1B, dated as of August 27, 2020 (the “Trust Supplement”), between the Company and the Trustee (the Basic Agreement, together with the Trust Supplement, the “Trust Agreement”).

As used herein, the term “Prospectus” means the base prospectus, dated March 1, 2019, included in the Registration Statement, as supplemented by, and together with, the final prospectus supplement, dated August 13, 2020, relating to the Certificates, in the form filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

In rendering this opinion, I or other counsel under my general supervision examined copies of the Registration Statement, the Prospectus, the Underwriting Agreement and the Trust Agreement, and have also examined and relied upon the representations and warranties contained therein or made pursuant thereto as to factual matters, and on certificates of officers of the Company and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as I deemed necessary or advisable to enable me to render the opinion expressed below. In all such examinations, I have assumed, and have not independently verified, the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth below, I am of the following opinion:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreement.

3. The Trust Agreement has been duly authorized, executed and delivered by the Company.

I do not express any opinion concerning any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States (except that I express no opinion with respect to the Cape Town Treaty). Further, I do not express any opinion regarding the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction or with respect to the Employee Retirement Income Security Act of 1974, as amended.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Certificates, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement, and the reference to my name under the caption “Validity of the Class B Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Brandon Nelson
Brandon Nelson General Counsel JetBlue Airways Corporation